Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of 7 September, 2004 by and between Robert McCormick, an individual (“Executive”), and Douglas Dynamics Holdings, Inc., a Delaware corporation (the “Company”).

1.             Employment by the Company and Term.

(a)           Full Time and Best Efforts.  Subject to the terms set forth herein, the Company and Douglas Dynamics, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Company (“Douglas”), respectively, agree to employ Executive as their VP & Chief Financial Officer and in such other executive capacities as may be requested from time to time by the Company’s Board of Directors (the “Board”) or a duly authorized committee thereof, and Executive hereby accepts such employment.  Executive shall render such other services for each of the Company, Douglas and corporations controlled by or controlling the Company or Douglas, as the case may be, and to successor entities and assignees of the Company or Douglas, as the case may be (the “Affiliates”) as the Company or Douglas, as the case may be, may from time to time reasonably request and shall be consistent with the duties Executive is to perform for the Company and Douglas and with Executive’s experience.  During the term of his employment with the Company and Douglas, Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and Douglas, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or Douglas, or that would interfere with his duties hereunder.

(b)           Duties.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company or the Operating Agreement of Douglas, as the case may be, and as reasonably required by the Board.

(c)           Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(d)           Term.  The initial term of employment of Executive under this Agreement shall begin on Sept. 7, 2004 (the “Effective Date”) for an initial term ending on Sept. 7, 2007 (such period, the “Initial Term”), subject to the provisions for termination set forth herein and renewal as provided in Section 1(e) below.

(e)           Renewal.  Unless either party shall have given the other notice that this Agreement shall not be renewed at least ninety (90) days prior to the end of the Initial Term, the term of this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period.  Each extended term shall continue to be subject to the provisions for termination set forth herein.

2.             Compensation and Benefits.

(a)           Base Salary.  Executive shall receive for services to be rendered hereunder a salary at the rate of $16,250 per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s and Douglas’ salaried employees (the “Base Salary”).  The Base Salary will be reviewed by and shall be subject to increase (but not decrease) at the sole discretion of the Board each year during the term of this Agreement.

(b)           Participation in Benefit Plans; Vacation.  During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, pension, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.  The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.  Executive shall also participate in all fringe benefits, including without limitation annual vacation time, offered by the Company or Douglas to any of its executives at such Executive’s level.

3.             Bonus.

(a)           Performance-Based Bonus.  Executive shall be eligible for performance-based bonuses awarded on an annual calendar year basis provided the Company achieves financial objectives established by the Company’s management and approved by the Board for such calendar year.  For calendar years 2005 and following, such approval by the Board shall occur (i) on or before December 31 of the prior calendar year provided that the Company’s management has furnished the Board with the proposed annual budget by November of such prior calendar year or (ii) if the Company’s management has not furnished the Board with the proposed annual budget by November, as soon as reasonably practicable after the Company’s management has furnished the Board with the proposed annual budget.  Subject to the preceding sentence, Executive shall be provided the opportunity to earn up to an additional 100% of Executive’s annual Base Salary then in effect in performance-based bonus compensation.  Subject to the immediately following sentence, performance-based bonuses that are earned with respect to any calendar year will be payable no later than the end of the first calendar quarter of the following calendar year.  Notwithstanding anything herein to the contrary, in the event the Company does not achieve the financial objectives approved by the Board for any calendar year, Executive will only be entitled to receive a performance-based bonus pursuant to this Section 3(a) for such calendar year if the Board, in its sole and absolute discretion, elects to pay such a bonus to Executive.  For calendar year 2004, the Company, Douglas and the Executive shall negotiate in good faith with respect to the determination of a performance-based bonus award for such calendar year.

(b)           If Executive resigns before the last day of a calendar year (other than for a Material Breach (as hereinafter defined)) or is discharged by the Company for Cause before the last day of such calendar year, Executive will not be entitled to receive a performance-based bonus pursuant to Section 3(a) for such calendar year.  If Executive’s employment terminates prior to the last day of a calendar year for any other reason, Executive shall be entitled to receive a pro rata part of the performance-based bonus for such calendar year pursuant to Section 3(a) only if the Board, in its sole and absolute discretion, elects to pay a pro rata part of the performance-based bonus to Executive.

4.             Options.  The Company shall reserve a percent of the fully-diluted shares of the Company’s common stock as of the Effective Date (the “Option Pool”) for incentive stock options available for grant to the Executive and other members of the Company’s executive management under the Company’s stock option plan or equity incentive plan with an exercise price (in the case of options granted at or shortly after the Effective Date) equal to the initial price per share paid by Aurora Industrial Holdings LLC (formerly known as Douglas Dynamics Holdings, LLC) for the Company’s common stock prior to the Effective Date.  The Company shall grant Executive from the Option Pool incentive stock options to purchase a percent of the Option Pool (the “Executive Options”) the terms of which shall be set forth in an option agreement approved by the Board and to be entered into between the Company and Executive, which option agreement shall provide, among other things, that the Executive shall have the right to pay the exercise price of the Executive Options by a full recourse promissory note, with the shares of common stock issued upon such exercise pledged as security for payment of such note.  The Executive Options shall have a five (5) year vesting schedule with one fifth (1/5) of the options vesting at the end of each of the first five years following the Effective Date.  Unvested Executive Options scheduled to vest at the end of a year in which Executive’s employment is terminated by the Company without Cause pursuant to Section 6(d) below or by Executive pursuant to Section 6(b)(i) below shall vest pro-rata according to the number of months Executive was employed in such year of termination.  Upon a change of control of the Company (as defined in the Company’s stock option plan or equity incentive plan) while the Executive is employed by the Company, the vesting schedule of the Executive Options shall accelerate and thereafter all Executive Options shall be exercisable in full in accordance with the provisions of the Company’s stock option plan or equity incentive plan and the relevant option agreement between the Company and Executive.  In accordance with the stock option agreement to be entered into by the Company and Executive, the vested portion of Executive Options will expire on the earlier to occur of ten (10) years after date of grant or one hundred eighty (180) days after the termination of employment of Executive for any reason (other than for Cause).

5.             Reasonable Business Expenses and Support.  Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder, including appropriate professional fees and dues.  Executive shall be furnished reasonable office space, assistance, including an administrative assistant and facilities.

6.             Termination of Employment.  The date on which Executive’s employment by the Company and Douglas ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”

(a)           Termination for Cause.

(i)            Termination; Payment of Accrued Salary and Vacation.  The Board may terminate Executive’s employment with the Company and Douglas at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause.  In the event that Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given.  The Company and Douglas shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

(ii)           Definition of Cause.  “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined in good faith by a majority of the disinterested directors of the Board:  (a) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company and/or Douglas has given Executive written notice thereof; (b) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company, Douglas or any of their respective Affiliates which has not been approved by a majority of the disinterested directors of the Board, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company and/or Douglas has given the Executive written notice thereof; (c) the repeated material breach by the Executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company, Douglas or any of their respective Affiliates; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any property of the Company, Douglas or any of their respective Affiliates; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders the Executive unfit to serve in his capacity as an officer or employee of the Company, Douglas or any of their respective Affiliates.

(b)           Termination by Executive.

(i)            Executive shall have the right, at his election, to terminate his employment with the Company and Douglas by written notice to the Company and Douglas to that effect if (A) the Company and/or Douglas shall have failed to perform a material condition or covenant of this Agreement (“Material Breach”); provided, however, that termination for Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and, provided such breach is curable, Company and/or Douglas fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice (but within ten (10) days if the failure to perform is a failure to pay monies when due under the terms of this Agreement), or (B) the Company and/or Douglas repeatedly commit a Material Breach as to which at least two (2) written notices have been given pursuant to this Section 6(b)(i).  If the Executive terminates his employment with the Company and Douglas pursuant to this Section 6(b)(i), then the Executive shall be entitled to receive the benefits provided in Section 6(d)(i) or (ii) hereof.

(ii)           Executive shall have the right, at his election, to terminate his employment with the Company and Douglas for reason other than a Material Breach by 60 days’ prior written notice to that effect.  In the event of termination by Executive pursuant to this

Section 6(b)(ii), the Company and Douglas shall have no termination payment requirements except that Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes.

(c)           Termination Upon Disability.  The Company and/or Douglas may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for sixty (60) consecutive days or for ninety (90) days within any one hundred eighty (180) day period.  After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that (1) Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes and (2) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of one hundred eighty (180) days after such Termination Date.

(d)           Termination by Company and/or Douglas Without Cause; Termination by Executive Pursuant to Section 6(b)(i).  The Company and/or Douglas may terminate Executive’s employment at any time for other than Cause or disability, pursuant to the following termination payment requirements and upon not less than sixty (60) days’ prior written notice to that effect.

(i)            Termination Payments during the Initial Term.  In the event that Executive’s employment is terminated by the Company and/or Douglas without Cause or by Executive pursuant to Section 6(b)(i) hereof, (1) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of one hundred eighty (180) days after such Termination Date and (2) the Company shall pay Executive as severance an amount equal to twelve (12) months of his then Base Salary.  Such remuneration shall be paid, less requisite withholdings for tax and social security purposes, (A) in the case of Base Salary, over such term in monthly pro rata payments commencing as of the Termination Date and (B) in the case of the accrued portion of any vacation, promptly after such Termination Date in conformity with applicable law.

(ii)           Termination Payments After the Initial Term.  In the event that the term of this Agreement is extended pursuant to Section 1(e) hereof (an “Extension Period”), and, at any time thereafter, Executive’s employment is terminated by the Company and/or Douglas without Cause or by Executive pursuant to Section 6(b)(i) hereof, (1) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of one hundred eighty (180) days after such Termination Date and (2) the Company shall pay Executive as severance an amount equal to twelve (12) months of his then Base Salary.  Such remuneration shall be paid, less requisite withholdings for tax and social security purposes, (A) in the case of Base Salary, over such term in monthly pro rata payments commencing as of the Termination Date and (B) in the case of the accrued portion of any vacation, promptly after such Termination Date in conformity with applicable law.

(iii)          Non-renewal upon end of the Initial Term.  In the event that the parties hereto do not renew the Initial Term for an additional term of one year pursuant to Section 1(e) hereof, (1) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of one hundred eighty (180) days after such Termination Date and (2) the Company shall pay Executive as severance an amount equal to twelve (12) months of his then Base Salary, less requisite withholdings for tax and social security purposes, payable over such term in monthly pro rata payments commencing as of the Termination Date, plus the accrued portion of any vacation through the Termination Date, less requisite withholdings for tax and social security purposes.

(iv)          The Company shall not be obligated to pay any termination payments under Sections 6(d)(i), (ii) or (iii) above if Executive breaches in any material way the provisions of Sections 7, 8, 9 or 10 below.

(e)           Benefits Upon Termination.  All benefits provided under Section 2(b) shall be extended, at Executive’s election and cost (such cost to Executive to be in the same amount as the cost for providing such benefits to existing employees), to the extent permitted by the Company’s insurance policies and benefit plans, for one year after Executive’s Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 6(a).

(f)            Termination Upon Death.  If Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of Executive’s dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) herein for a period of six (6) months, (ii) pay to Executive’s estate the accrued portion of any salary and vacation through the Termination Date, less requisite withholdings for tax and social security purposes and (iii) provide Executive’s estate with the right to exercise all vested Executive Options in accordance with their terms for a period of one hundred eighty (180) days after Executive’s death.

(g)           Termination Upon Retirement.  Executive shall provide notice to the Company and Douglas of his retirement prior to the term of this Agreement not less than one hundred twenty (120) days prior to the effective date of Executive’s retirement as set forth in such notice (the “Retirement Notice”).  In the event that Executive’s employment is terminated by Executive’s retirement prior to the term of this Agreement, the Termination Date shall be the effective date of Executive’s retirement as set forth in the Retirement Notice.  After the Termination Date, no further compensation will be payable under this Agreement except that (1) Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes and (2) Executive shall be entitled to exercise all vested Executive Options in accordance with their terms for a period of one hundred eighty (180) days after such Termination Date.

(h)           Duty to Mitigate; Termination of Severance Benefits.  Executive agrees that upon any termination pursuant to either of Section 6(b) or 6(d) hereof, Executive shall have a duty to mitigate his damages hereunder.  The Company and Executive further agree that if, at any time following such a termination but prior to the expiration of the period during which monthly severance benefits are to be paid by the Company with respect to such termination, Executive secures employment, such monthly severance benefits shall not be reduced by the amount of monthly compensation Executive is to receive from such new employment as long as Executive does not breach in any material way the provisions of Sections 7, 8, 9 or 10 of this

Agreement; provided, however, that if Executive breaches in any material way the provisions of Sections 7, 8, 9 or 10 of this Agreement, the Company shall not be obligated to pay any such severance benefits in accordance with Section 6(d)(iv) above.

7.             Proprietary Information Obligations.  During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company’s, Douglas’ and any of their respective Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s, Douglas’ and any of their respective Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”).  Executive shall not disclose any of the Company’s, Douglas’ or any of their respective Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or Douglas or as authorized in writing by the Company.  All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company, Douglas or any of their respective Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company, Douglas or any of their Affiliates, as the case may be, and shall not be removed from the premises of the Company or Douglas under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned to the Company or Douglas, as the case may be, upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned by Executive, which copies and the information contained therein Executive agrees not to use for any business purpose.  Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public except through disclosure by the Executive in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law.

8.             Sole Property of Company.

(a)           Executive acknowledges and agrees that all the now and hereafter existing literary material, inventions, ideas, service marks, products, trademarks, copyrights, trade names, service names, designs, patents, programs, documents, data, methods, analyses, reports, discoveries, improvements, trade secrets, techniques, processes, know-how and any other intellectual property rights, whether or not subject to patent, trademark, copyright or trade secret protection and whether or not reduced to practice or reduced to writing, which was created either alone or jointly with others (the “Intellectual Property”) during the course of Executive’s employment with the Company, Douglas or any of their respective Affiliates (the “Company Intellectual Property”) shall be the sole property of the Company, Douglas or other entity designated by either the Company or Douglas, as the case may be, and Executive hereby assigns to the Company or Douglas, as the case may be, his entire right and interest in and to all the now and hereafter existing Company Intellectual Property.  The Company, Douglas or any other entity designated by either the Company or Douglas, as the case may be, shall be the sole owner of all domestic and foreign rights pertaining to the now and hereafter existing Company Intellectual Property.

(b)           Notwithstanding any provision in this Agreement to the contrary, Section 8(a) shall not apply to any Intellectual Property which was developed entirely on the Executive’s own time without using the Company’s or Douglas’ equipment, supplies, facilities or trade secret information except for Intellectual Property that either (i) relates directly at the time of conception or reduction to practice to the Company’s or Douglas’ business or actual or demonstrably anticipated research or development, or (ii)  results directly from any work performed by the Executive for the Company, Douglas or any of their respective Affiliates within the twelve month period immediately preceding the time of conception or reduction to practice of such Intellectual Property.

9.             Noninterference.  While employed by the Company and for a period of three (3) years after termination of this Agreement, Executive agrees not to interfere with the business of the Company, Douglas or any of their respective Affiliates by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company, Douglas or any of their respective Affiliates to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

10.           Noncompetition.  Executive agrees that during the term of this Agreement and for a period of three (3) years after the termination hereof, he will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of the Company, Douglas or any of their respective Affiliates (i) during the term of this Agreement, in any location, and (ii) for the three year period following the termination of this Agreement, in any county in which the Company, Douglas or any of their respective Affiliates was conducting business at the date of termination of Executive’s employment and continues to do so thereafter; provided, however, that the foregoing shall not prevent the Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.

11.           Miscellaneous.

(a)           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Douglas Dynamics Holdings, Inc.

c/o Aurora Capital Group
10877 Wilshire Boulevard
Suite 2100
Los Angeles, California  90024
Attention:  Richard K. Roeder
Telecopier:  (310) 824-2791

To Douglas:

Douglas Dynamics, L.L.C.

7777 North 73rd Street
P.O. Box 245038
Milwaukee, Wisconsin
Attention:  Chief Executive Officer
Telecopier:  (414) 354-8448

With copies to:

Aurora Capital Group

10877 Wilshire Boulevard

Suite 2100

Los Angeles, California  90024

Attention:  Richard K. Roeder

Telecopier:  (310) 824-2791

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention:  Bruce D. Meyer, Esq.
Telecopier:  (213) 229-7520

To Executive:

Telecopier:  (      )       -

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)           Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)           Entire Agreement.  This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)           Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and Douglas, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)            Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by all parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g)           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(h)           Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(i)            Waiver.  Except as provided herein, the waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

(j)            Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k)           Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

12.           Arbitration.

(a)           Any disputes or claims arising out of or concerning the Executive’s employment or termination by the Company and/or Douglas, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”), except as modified by this Agreement.  The arbitrator’s decision shall be final and binding on all parties.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company, Douglas and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(b)           Any arbitration shall be held in the Executive’s place of employment with the Company.  The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the AAA office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters.  If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

(c)           Each party shall have the right to take the depositions of a maximum of three individuals, as deemed appropriate by such party.  Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration.  Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(d)           The Company, Douglas and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120-day period for a total of two one hundred twenty (120) day periods.  The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

(e)           The Company and/or Douglas shall pay the fees and expenses of the arbitrator.  Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts.  However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 12 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 12 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 12 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances.  Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

(f)            In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

(g)           In the event that more than one dispute is submitted to arbitration by the Company, Douglas or Executive pursuant to any agreement between the Company and/or Douglas and Executive, including under this Agreement, and one or more additional agreements to which the Company and/or Douglas and Executive are parties, all such matters shall be consolidated into a single arbitration proceeding so as to avoid, to the extent possible, more than one simultaneous arbitration proceeding between the Company and/or Douglas and Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

/s/ Robert McCormick
Name:
Date:	9/8/04

DOUGLAS DYNAMICS HOLDINGS, INC.

/s/ James L. Janik
By:
Its:	President & CEO
Date:	9/13/04

EMPLOYMENT AGREEMENT — AMENDMENT

Dated as of October 1, 2008

Reference is made to the employment agreement entered into as of September 7, 2004 by and between Robert McCormick, an individual (“executive”), and Douglas Dynamics Holdings, Inc, a Delaware corporation (“the company”).

WHEREAS, section 2(b) (Participation in Benefit Plans) of the original employment agreement states that “The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate”, the company wishes to enroll the executive in its retiree health insurance program,

WHEREAS, section 1 of the company retiree health insurance program states “all current active employees whose date of employment started prior to January 1, 2004 are eligible for coverage”, the company agrees to waive the employment start date requirement and include the executive as an eligible member of the companies retiree health insurance program.

A copy of the retiree health insurance program is attached.

IN WITNESS WHEREOF, the parties have executed this amendment effective as of the date set forth above.

/s/ Robert McCormick
Name:	Robert McCormick
Date:	10/1/08

DOUGLAS DYNAMICS HOLDINGS, INC.

/s/ James L. Janik
By:	James Janik
Its:	President & CEO
Date:	10/01/08

DOUGLAS DYNAMICS, L.L.C.

INSURANCE COVERAGE — RETIREES

REVISED EFFECTIVE DECEMBER 31, 2003

Douglas Dynamics will extend health and dental insurance coverage to qualified employees upon retirement.

1.             All current active employees whose date of employment started prior to January 1, 2004 are eligible for possible coverage. All employees who started employment after December 31, 2003 will not be eligible for this coverage.

2.             All covered employees are eligible upon retirement. Employees are considered retired if they leave active employment with the Company to collect normal, early, or disability retirement benefits from an established Douglas Dynamics, L.L.C. pension or disability plan, provided the employees have at least twelve (12) years of service. Individuals who terminate employment for reasons other than those stated are not eligible for coverage.

3.             The number of years available for an eligible employee to receive Company paid coverage is based on years of service. Years of service, for all provisions of this policy, are the same as years of “credited service” as measured by established Douglas Dynamics pension plans. For an employee who has accumulated credited service under more than one plan, the years of service will be the aggregate credited service of all plans.

4.             Company coverage for an eligible retiree will extend for a period of time equal to thirty-five (35) percent of years of service, rounded to the nearest month, to a maximum of ten years.

For example:

Years of Credited Service	x 35%	Years of Company Coverage Avaliable

12 years, 6 months	4 years, 5 months	4 years, 5 months
22 years, 10 months	8 years, 0 months	8 years, 0 months
30 years, 6 months	10 years, 8 months	10 years (maximum)

5.             Coverage will be provided for those eligible dependents of the retiree who are covered by the Company’s group insurance on the date of retirement as long as they remain dependents as defined by the insurance policy.

6.             If a retiree and/or dependent(s) are eligible for Medicare Part A and Part B coverage as a result of age or disability, the Company health coverage will be supplemental to Medicare Part A and Part B.

7.             Company insurance coverage for the retiree and dependent(s) will cease as of the retiree’s date of death, should the retiree die prior to expiration of the years of available coverage.

8.             Company insurance coverage for retirees is subject to the same reservations the Company makes to its regular employees regarding insurance coverage; that is, the Company reserves the right to amend or terminate any of these insurance plans or to require or increase retiree premium contributions at its directive.

9.             A retiree and/or dependent(s) whose Company insurance ceases may be eligible for continuation of health and dental insurance coverage under COBRA. This coverage, for a specific number of months, would be at the retiree’s or dependent’s expense. Contact the Human Resources Department for additional information about COBRA.